CONTACT:

                                   Marianne V. Pastor
                                   (703) 335-7800

                                FOR IMMEDIATE RELEASE

Williams Industries, Inc. Announces First Quarter Results
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     Manassas, Virginia --- December 3, 2003 --- Williams
Industries, Inc. (Nasdaq-WMSI) today announced results for the first quarter of Fiscal 2004, which ended October 31, 2003. The company reported earnings of $227,000 or $0.06 per share on revenues of $13,618,000. For the corresponding quarter in the prior year, the company reported earnings of $62,000 or $0.02 per share on revenues of $14,891,000. The higher profitability on decreased revenues is attributed to improvements in both the company's construction and manufacturing segments. The construction segment's gross margins improved from 22.8% in the first quarter of the prior year to 34.2% at October 31, 2003. The manufacturing segment's gross margins improved from 35.3% in the first quarter of the prior year to 37.2% at October 31, 2003.

Frank E. Williams, III, the company's president and CEO, said the decline in the company's revenues was a matter of timing of contracts as it related to the manufacturing segment. The declines in the construction segment, however, are a reflection of the overall economic decline in commercial construction spending as well as curtailments of activities in the company's crane rental operations.

The company, which previously announced Fiscal 2004 projections estimating the company's revenues would increase modestly, from $52.6 million in Fiscal 2003 to about $56.0 million in Fiscal 2004, has indicated it expects profitability will improve significantly from a net loss of $936,000 in Fiscal 2003 to net earnings of $900,000 in Fiscal 2004.

Much of the current and expected improvement is due to the manufacturing segment, which continues to benefit from governmental spending, particularly as it relates to bridge girders and Stay-In-Place metal forms used in highway construction. Williams, however, cautioned that long-term governmental infrastructure spending is still uncertain due to budget shortfalls in several states in the company's market areas, as well as the fact that the federal government has not yet completed legislation reauthorizing domestic infrastructure spending. Once these items are resolved, Williams said the company is extremely well positioned to take advantage of all opportunities due to the company's Fiscal 2002 expansion of its manufacturing capabilities for highway bridge decking and steel bridge structures into the Southeastern United States.

In addition to the fact that the company has a significant amount of work in its current backlog that has the potential of being extremely profitable, Williams said the company also is "optimistic" about several outstanding bids that should become contracts in Fiscal 2004.

Williams Industries' fiscal year goes from August 1 to July 31. The subsidiaries of Williams Industries, Inc. provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets. The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, heavy and specialized hauling and rigging.

This release contains forward-looking statements, which are subject to risks and uncertainties, that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements may include, among others, statements concerning the Company's revenue and cost trends, cost reduction strategies and anticipated outcomes, planned capital expenditures, financing needs and availability of such financing, and the outlook for future construction activity in the Company's market areas. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

     For additional information, please go to the company's web site "www.wmsi.com" or call the investor relation's office at (703) 335-7800.

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